Worthington Industries Divests Oil & Gas Equipment Business

Columbus, OH – February 1, 2021 - Worthington Industries, Inc. (NYSE: WOR) today announced that it sold its oil & gas equipment business to an affiliate of Ten Oaks Group.  The divestiture includes the related operating assets located in Bremen, Ohio and Tulsa, Okla.  Worthington retained the real estate associated with the business and is leasing it back to the new owners, who will operate the business as Westerman, Inc.

“We’re pleased to find a family-owned buyer in Ten Oaks that can better position our oil & gas equipment business for success,” said President and CEO Andy Rose.  “The employees in this business are dedicated and have worked tirelessly to bring innovative solutions to the markets they serve.  We are grateful for their contributions to Worthington and wish them success moving forward.”

Worthington received nominal consideration at closing and may receive additional consideration in the future.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 51 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

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Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.